Exhibit 99.1

For Immediate Release

Editorial Contacts:

Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430

Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948

Laura Scorza, Sr. Public Relations Manager – Europe +41-(0) 21-863-5336

Vincent Pilette Joins Logitech as CFO

NEWARK, Calif. — Sept. 3, 2013 and LAUSANNE, Switzerland, Sept. 4, 2013 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced that Vincent Pilette has joined the company as chief financial officer (CFO), effective Sept. 3, 2013. Pilette reports directly to Logitech’s president and chief executive officer, Bracken P. Darrell.

Vincent Pilette joins Logitech from Electronics for Imaging, a Silicon Valley public company (Nasdaq: EFII), where he served as CFO for nearly three years. Prior to joining EFI, Pilette spent 14 years at Hewlett-Packard, holding a variety of finance positions in the U.S. and EMEA.

“We’re excited to have Vincent join Logitech’s leadership team,” said Bracken P. Darrell. “Through his roles with HP and EFI, Vincent brings a unique skill set to the position. And his direct experience as CFO of a company that repositioned itself to become a dynamic growth company aligns well with our goals and strategy.”

During Pilette’s tenure at EFI, the company significantly grew its revenue, more than doubled its operating profit and completed several acquisitions. Before joining EFI, Pilette held the position of vice president of finance for HP’s multi-billion dollar server, storage and networking business. He holds an M.S. degree in engineering and business from Université Catholique de Louvain in Belgium and an M.B.A. from Kellogg School of Management at Northwestern University in Chicago.

“There is a lot of opportunity ahead for Logitech, which has an innovative culture, a strong brand and a robust balance sheet,” added Pilette. “I look forward to learn from and work with the entire Logitech team to deliver on the goals and strategy.”

Vincent Pilette Joins Logitech as CFO – Page 2

About Logitech

Logitech is a world leader in products that connect people to the digital experiences they care about. Spanning multiple computing, communication and entertainment platforms, Logitech’s combined hardware and software enable or enhance digital navigation, music and video entertainment, gaming, social networking, audio and video communication over the Internet, video security and home-entertainment control. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

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Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGIIR)